Exhibit 2

[KPMG Letterhead]

Council of Europe Development Bank (CEB)

55, avenue Kléber,

75116 Paris

External Auditor’s Report on the Financial Statements

Year ended 31 December 2014

To the members of the Governing Board and Administrative Council,

We have audited the accompanying financial statements of the Council of Europe Development Bank (CEB) which comprise the balance sheet as at 31 December 2014 and the income, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to R.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as adopted for use by the European Union. This responsibility includes:

•	designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statement that are free from material misstatements, whether due to fraud or error,

•	selecting and applying appropriate accounting policies,

•	and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

[KPMG Letterhead]	Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31st December 2014, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted for use by the European Union.

Paris La Défense, 25th February 2015

KPMG Audit

A division of KPMG S.A.

/s/ Pascal Brouard

Pascal Brouard

Partner

FINANCIAL STATEMENTS 2014

FINANCIAL STATEMENTS 2014

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through four major sectoral lines of action, namely the strengthening of social integration, management of the environment, supporting public infrastructure with a social vocation and supporting micro, small and medium-size enterprises.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Resolution AC 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

- Supporting micro, small and medium-size enterprises (MSMEs)

To finance micro, small and medium enterprises with the primary aim of promoting the creation and preservation of viable jobs by facilitating access to credit.

FINANCIAL STATEMENTS 2014

Balance sheet

		In thousand euros
	Notes	31/12/2014	31/12/2013
Assets
Cash in hand, balances with central banks		203,897	286,640
Financial assets at fair value through profit or loss	C	1,275,571	441,961
Hedging derivative instruments	C	1,103,889	949,003
Available-for-sale financial assets		4,806,719	4,548,774
Loans and advances to credit institutions and to customers
Loans	G	12,991,603	12,769,265
Advances	G	2,299,197	2,806,849
Financial assets held to maturity		2,812,026	2,630,983
Tangible and intangible assets	H	46,169	44,746
Other assets	I	6,310	6,571

Total assets		25,545,381	24,484,792

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C	177,430	656,290
Hedging derivative instruments	C	654,265	400,668
Amounts owed to credit institutions and to customers	J	257,789	227,128
Debt securities in issue	J	20,472,364	20,087,248
Other liabilities	I	1,128,436	408,777
Social Dividend Account (SDA)	K	70,296	73,906
Provisions	L	239,327	170,778

Total liabilities		22,999,907	22,024,795

Equity
Capital	M
Subscribed		5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)

Called		612,417	612,417
General reserve		1,895,119	1,783,830
Net profit		134,439	111,289

Total capital, general reserve and net profit		2,641,975	2,507,536
Gains or losses recognised directly in equity		(96,501)	(47,539)

Total equity		2,545,474	2,459,997

Total liabilities and equity		25,545,381	24,484,792

FINANCIAL STATEMENTS 2014

Income statement

	In thousand euros
	Notes	2014	2013
Interest and similar income
Available-for-sale financial assets		22,141	19,256
Loans and advances to credit institutions and to customers		106,038	97,484
Financial assets held to maturity		96,314	94,204
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(2,223)	(1,843)
Debt securities in issue		(47,719)	(39,180)
Other interest expenses and similar charges		(4,935)	(6,302)

Interest margin	N	169,616	163,619

Net gains or losses from financial instruments at fair value through profit or loss	P	(668)	(7,716)
Net gains or losses from available-for-sale financial assets		48	49
Commissions (income)		1,092	884
Commissions (expenses)		(1,863)	(1,714)

Net banking income		168,225	155,122

General operating expenses	Q	(31,229)	(41,564)
Depreciation and amortisation charges of fixed assets	H	(2,557)	(2,269)

Gross operating income		134,439	111,289

Cost of risk

Net profit		134,439	111,289

FINANCIAL STATEMENTS 2014

Statement of comprehensive income

	In thousand euros
	2014	2013
Net profit	134,439	111,289
Items that may be reclassified to income statement	14,158	78,410
Changes in value of available-for-sale financial assets	14,158	78,410
Items that will not be reclassified to income statement	(63,120)	5,793
Changes in actuarial differences related to the pension scheme	(55,964)	3,699
Changes in actuarial differences related to the other post-employment benefits	(7,156)	2,094
Total other elements of comprehensive income	(48,962)	84,203

Comprehensive income	85,477	195,492

Statement of changes in equity

	In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2013	611,689	1,781,692	2,393,381	(74,423)	(57,319)	(131,742)	2,261,639

Capital increase	728	2,138	2,866				2,866
Net profit 2013		111,289	111,289				111,289
Changes in value of assets and liabilities recognised directly in equity				78,410	5,793	84,203	84,203

Equity as at 31 December 2013	612,417	1,895,119	2,507,536	3,987	(51,526)	(47,539)	2,459,997

Net profit 2014		134,439	134,439				134,439
Changes in value of assets and liabilities recognised directly in equity				14,158	(63,120)	(48,962)	(48,962)

Equity as at 31 December 2014	612,417	2,029,558	2,641,975	18,145	(114,646)	(96,501)	2,545,474

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand of which the amount of € 728 thousand was called. The contribution to the reserves amounted to € 2 138 thousand.

FINANCIAL STATEMENTS 2014

Statement of cash flows

		In thousand euros
For the year ended 31 December		2014	2013
	Net profit	134,439	111,289
+/-	Depreciation charges of tangible and intangible assets	2,557	2,269
+/-	Net loss/net profit from investing operations	17,946	20,336
+/-	Change in interest receivable	37,753	69,340
+/-	Change in interest payable	(30,929)	(65,838)
+/-	Other movements	(2,795)	23,197

	Total of non-monetary items included in the result	24,531	49,303
+	Reimbursements related to operations with credit institutions and customers	1,979,331	3,266,640
-	Disbursements related to operations with credit institutions and customers	(1,743,364)	(2,007,166)
+	Reimbursements related to other operations affecting financial assets or liabilities	4,063,230	3,327,899
-	Disbursements related to other operations affecting financial assets or liabilities	(3,246,924)	(4,298,590)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	2,157	(9,292)

	Net cash flows from assets and liabilities resulting from operating activities	1,054,431	279,491

	Total net cash flows from operating activities (a)	1,213,400	440,083
+	Reimbursements related to financial assets held to maturity	171,661	241,391
-	Disbursements related to financial assets held to maturity	(363,471)	(399,032)
+/-	Cash flows related to tangible and intangible assets	(3,980)	(2,106)

	Total net cash flows from investing operations (b)	(195,791)	(159,747)
+/-	Cash flows from or to Member States	(1,363)	(3,324)
+	Reimbursements related to debt securities in issue	5,473,264	5,271,348
-	Disbursements related to debt securities in issue	(6,991,428)	(5,143,694)

	Total net cash flows from financing operations (c)	(1,519,527)	124,330
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	74,607	(33,716)
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(427,310)	370,950
	Cash and cash equivalents at the beginning of the financial year	2,930,375	2,559,425
	Cash in hand, balances with central banks	286,640	327,373
	Advances repayable on demand and term deposits with credit institutions	2,643,735	2,232,052
	Cash and cash equivalents at the end of the financial year	2,503,066	2,930,375
	Cash in hand, balances with central banks	203,897	286,640
	Advances repayable on demand and term deposits with credit institutions	2,299,169	2,643,735

	Changes in cash and cash equivalents	(427,310)	370,950

FINANCIAL STATEMENTS 2014

NOTES TO THE FINANCIAL STATEMENTS

NOTE A—Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (*). In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

IFRS 13 “Fair value measurement”, adopted by the European Union on 11 December 2012, is applied by the Bank as of 1 January 2013 (see note E).

As of 1 January 2014, the CEB applies the amendment to IAS 32 “Financial instruments: presentation—offsetting financial assets and financial liabilities”, adopted by the European Union on 13 December 2012 (see Note F).

The entry into force of other standards with mandatory application after 1 January 2014, in particular the standards IFRS 10 “Consolidated financial statements”, IFRS 11“Joint arrangements” and IFRS 12 “Disclosure of interests in other entities”, had no impact on the financial statements as at 31 December 2014. The Bank did not anticipate the implementation of new standards, amendments or interpretations adopted by the European Union when their implementation was optional in 2014.

Within the context of IFRS application, the main area of assessment relates to credit risk assessment. Except for these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of interbank advances granted by the CEB and advances repayable on demand with credit institutions (except central banks). These allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method. Financing commitments are recorded in the off-balance sheet for the amount not yet disbursed.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

(*)	A reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/finance/accounting/index_en.htm

FINANCIAL STATEMENTS 2014

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below the cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

2.4. Depreciation of financial assets, financing and guaranty commitments

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data being related to the following events represents an objective indication of a loss in value:

•	the existence of at least a three month unpaid amount

•	awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

•	the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guaranty commitments follows similar principles and are recorded under liabilities.

FINANCIAL STATEMENTS 2014

- Available-for-sale financial assets

At the CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle with their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date, at their fair value. At end-date, they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

FINANCIAL STATEMENTS 2014

2.7. Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

- Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

•	mathematical calculation methods based on recognised financial assumptions, and

•	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

- Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value of its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment—OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The exposure at default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. For the CVA, the model takes into account collateral movements and their frequency. For the DVA, the model estimates a non-collateralised exposure except for counterparties with a bilateral collateralisation in case of downgrade of the CEB.

The CVA and DVA are recorded under the heading “Financial assets at fair value through profit or loss” in cases of positive value and under the heading “Financial liabilities at fair value through profit or loss” when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guaranties given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

FINANCIAL STATEMENTS 2014

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

–	Main works, façade and roofing (1)
–	General and technical installations	10 years
–	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

–	Fittings and furniture	10 years
–	Vehicles	4 years
–	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (optional health care for pensioners, fiscal adjustment and, since 2013, termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

5. Social Dividend Account (SDA)

The Social Dividend Account is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Resolutions AC 1554 (2013) and AC 1555 (2013) approved by the Administrative Council on 22 March 2013. Through these resolutions, the Administrative Council renamed the “Selective Trust Account” “Social Dividend Account” and broadened its scope of use. Since then, the grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

- Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

- Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovering mechanism are determined on a case by case basis.

FINANCIAL STATEMENTS 2014

- Technical assistance

Technical assistance is used to help a CEB borrower prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

- Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the Member States, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s Member States, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

6. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 7 below.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board

•	the Administrative Council

•	the Governor

•	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by three Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once (1), upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials can be summarised as follows:

		In thousand euros
	2014	2013
Office allowances
Chairperson of the Governing Board (2)	43	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (3)	6	6
Vice-Chairperson of the Administrative Council	6	6
Emoluments
Governor Wenzel	343	346
Vice-Governor Guglielmino	277	279
Vice-Governor Ruiz-Ligero	261	263
Vice-Governor Dowgielewicz	261	263

(1)	This applies to Vice-Governors elected for the first time after 26 November 2010.
(2)	The Chairman of the Governing Board has waived his allowances for the period of his term ending on 17 December 2014. At his request the corresponding amounts have been directly transferred by the CEB to the Social Dividend Account and charitable organisations. His successor who holds the seat since 18 December 2014, has renounced to his allowances.
(3)	Allowances of € 500 are paid monthly. The incumbent of the seat has changed on 27 November 2013.

FINANCIAL STATEMENTS 2014

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance is limited to the amount, cumulated with possible emoluments from other sources, which must not exceed, in any case, the amount of the last basic salary paid by the CEB. For 2014, these temporary allowances have been granted to the former Governor Alomar (in office until 17 December 2011) for an amount of € 155 thousand, and to the former Vice-Governor Tarafás (in office until 1 May 2012) for an amount of € 117 thousand.

The Governing Board, by its Resolution CD 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2014

NOTE B—Financial risk and capital management

Within the context of its lending and treasury activities, the CEB is exposed to four main types of risk: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a multilateral development bank, the CEB is not subject to Member States’ regulatory ratios, the Basel Committee recommendations or European Union directives. Nonetheless, the CEB has decided to observe these regulations as a point of reference for its risk management and control policy.

The Bank’s administrative bodies have overall responsibility for defining and overseeing the risk management framework.

• Decision-making committees

The decision-making committees are responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

•	The Finance & Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. It meets weekly and takes decisions based on the Global Risk Management Department’s assessments and recommendations. It also reviews all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

•	The Funding Committee addresses the funding strategy and the pricing policy on a quarterly basis. It also decides on the strategy relating to debt issuance (amounts, currencies, conditions and schedule) on the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council following the proposal by the Governor.

•	The ALM Committee decides on the Bank’s asset and liability management strategy on a quarterly basis. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

•	The Committee for Operational Risks and Organisation (CORO) meets biannually to set acceptable levels for the operational risks run by the CEB and to ensure that Directors take the necessary steps to monitor and control these risks within their respective Directorates.

•	The IT Steering Committee meets on a biannual basis and covers all issues related to information systems and IT infrastructure to ensure business continuity.

• Internal and external reporting on risk management

A report, providing the Bank’s detailed exposure to credit risk, capital market information and liquidity management, is sent to the members of the Finance & Risk Committee on a weekly basis. However, within the present financial context, additional information is provided whenever an event or decision occurs that raises concern about the prudential ratios or the quality of the CEB’s counterparties, which are closely monitored.

The quarterly Risk Management Report presented both to the members of the Administrative Council and Governing Board aims to inform the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and the situation regarding the prudential framework.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. A specific report which is highly focused on risk management is also prepared in order to file an annual report on Form 18-K in connection with the registration statement filed with the Securities and Exchange Commission.

Finally, the CEB’s annual report of the Governor gives a fair view of the risk management processes and practices in place at the Bank and its year-end financial statements disclose publicly data on its risk exposure.

FINANCIAL STATEMENTS 2014

1. Credit risk

• Overview of the assessment process

Credit risk is defined as the risk of loss which may occur if counterparty fails to meet its contractual obligations. The Global Risk Management Department identifies, assesses and manages all credit risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions. The department also monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s concentration risk.

The outstanding approval process: the procedure for approving new transactions makes the distinction between lending activities and treasury operations.

For all potential projects, the department assesses the transaction on the basis of the counterparty’s creditworthiness and current exposure as well as the country risk and, if necessary, recommends credit enhancement measures (guarantees, collaterals, as well as any other structures that reduce the final risk). After approval by the Finance & Risk Committee, the project is submitted to the Administrative Council.

With reference to the transactions carried out by the Finance Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy.

The process of limits’ assignment: at the request of operational divisions, the Global Risk Management Department establishes limits for the counterparties and submits them to the Finance & Risk Committee which approves, modifies or rejects the limits. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Global Risk Management Department assigns an internal rating to all counterparties based on due diligence carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international rating agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models that permit it to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial or non-financial institution). Specific internal rating grids are used when a counterparty has not been rated by an international rating agency.

The internal transaction rating, given for project financing operations only, is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures: collaterals, guarantees, as well as any other structures that reduce the final risk.

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

According to international rating agencies, a rating which is equal to or higher than Baa3/BBB-, is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade (BIG).

• Overall credit risk exposure

The Bank’s credit risk exposure on all its transactions excluding accrued interest (loans, financing commitments, deposits, securities, derivatives) at 31 December 2014 and 31 December 2013 is shown in the table below. With reference to the loan portfolio, credit enhancement measures are taken into account. The category “no risk” gathers exposures fully provisioned or guaranteed by the Social Dividend Account (CEB).

										In million euros
	2014					2013
	AAA/AA	A/BBB	BIG	No risk	Total	AAA/AA	A/BBB	BIG	No risk	Total
Loans	1,929	7,936	2,701	1.4	12,568	1,904	7,309	3,368	1.1	12,582
Financing commitments	339	1,681	847	0.7	2,868	355	1,906	820	1.2	3,082
Deposits	1,014	1,489			2,503	1,750	1,342			3,093
Securities	4,427	2,643	200		7,269	4,147	2,566	200		6,913
Swap—add on	251	318			569	186	284			471
Forex		94			94		68			68
Swap coll—NPV not covered	51	13			64	6				6

Total	8,011	14,174	3,748	2.1	25,935	8,348	13,476	4,388	2.3	26,214

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2014

• Concentration—Large exposure

Large exposure is the overall exposure (loans, securities, deposits, derivatives and financing commitments) to counterparty or group of connected counterparties, exceeding 10% of sound prudential equity.

The CEB defines sound prudential equity as paid-in capital, reserves, net profit, as well as uncalled capital of triple-A or double-A rated member countries (second best rating by Moody’s, Standard & Poor’s and Fitch Ratings).

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of sound prudential equity, and that the cumulative total of large exposures does not exceed 800% of said equity.

At 31 December 2014, no counterparty exceeded the limit of 25% of the CEB’s sound prudential equity (as in 2013) and four groups overstepped 10%. The total outstanding on these counterparties stood at € 2.5 billion, i.e. 50% of the CEB’s sound prudential equity against € 3.9 billion and 83% at end of 2013. As a multilateral financial institution, the CEB excludes “sovereign” risks of OECD member countries from this analysis.

• CEB’s exposure to sovereigns1 for loans and securities portfolios

					In million euros
	2014				2014
	Loans	Securities	Total		Loans	Securities	Total
EU countries (a)	8,044	3,871	11,916	Non EU countries (b)	1,393		1,393
France	352	1,633	1,985	Turkey	1,074		1,074
Germany	641	849	1,490	Albania	107		107
Spain	1,115	105	1,221	Serbia	77		77
Belgium	905	20	925	“the former Yugoslav Republic of Macedonia”	53		53
Cyprus	619		619	Bosnia and Herzegovina	32		32
Portugal	170	200	370	Moldova (Republic of)	23		23
Italy	92	160	252	Iceland	17		17
Finland	154	76	229	Montenegro	9		9
Ireland	118	10	128
Austria[2]	6	89	95
Slovak Republic	48		48
Luxembourg		42	42
Malta	38		38
Latvia	31		31
Estonia	23		23
Slovenia	18		18

Sub-total eurozone	4,329	3,184	7,513

Poland	1,078		1,078
Hungary	984		984
Romania	862		862
Supranational institutions[3]	1.8	688	690
Croatia	281		281
Denmark	187		187
Lithuania	137		137
Sweden	108		108
Czech Republic	39		39
Bulgaria	37		37

Sub-total Others	3,715	688	4,403

Total (a)+(b)					9,437	3,871	13,308

[1]	Sovereigns include: States, Public administrations, State financial institutions, Special financial institutions
[2]	Non CEB’s Member State: guarantee and collaterals received on loans
[3]	Organisations composed of several nations, operating beyond the authority of one national government

FINANCIAL STATEMENTS 2014

• Loan portfolio

At 31 December 2014, loans outstanding stood at € 12.6 billion, and remained stable compared to the outstanding at 31 December 2013. In 2014 no delay or missed payments have been recorded. As a multilateral financial institution, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

							In million euros
	2014					2013
	AAA/AA	A/BBB	BIG	No risk	Total	AAA/AA	A/BBB	BIG	No risk	Total
Sovereign	250	3,472	2,355		6,077	257	2,936	2,595		5,789
Sub-sovereign administrations and financial institutions (state-owned, region-owned,...)	1,552	1,779	27		3,358	1,490	1,681	32		3,202
IFI, International organisations	1.0			0.8	1.8				0.3	0.3
Other financial institutions	125	2,633	154	0.6	2,913	157	2,619	574	0.8	3,351
Non financial institutions		52	165		217		72	167		239

Total	1,929	7,936	2,701	1.4	12,568	1,904	7,309	3,368	1.1	12,582

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

The amount of credit enhancements in the loan portfolio ensuring a 100% risk transfer totalled € 5.4 billion consisting of guarantees and collaterals for € 4.8 billion and € 0.6 billion respectively.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					In million euros
	2014				2013
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1,204	10%	1,929	15%	1,255	10%	1,904	15%
A/BBB	7,618	61%	7,936	63%	7,080	56%	7,309	58%
BIG	3,745	30%	2,701	21%	4,246	34%	3,368	27%
No risk	0.6	0%	1.4	0%	0.8	0%	1.1	0%

Total	12,568	100%	12,568	100%	12,582	100%	12,582	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating Due to rounding totals might differ from the sum of individual items.

At 31 December 2014, loans outstanding rated investment grade represented 78.5% of the total loan portfolio, compared to 73.2% at end 2013. Credit risk mitigation techniques changed the distribution by type of counterparty thus increasing “sovereign” portfolio by 13.2%. Loans outstanding to counterparties not rated by international rating agencies represented 4.1% of the total portfolio with internal ratings spread from 3 to 9.5.

The table below highlights the share of the loans outstanding with the ten main counterparties:

											In million euros
		2014							2013
		AAA/AA	A/BBB	BIG	No risk	Total	%		AAA/AA	A/BBB	BIG	No risk	Total	%
1.	Turkey		1,074			1,074	9%	Hungary			1,222		1,222	10%
2.	Hungary			984		984	8%	Romania		984			984	8%
3.	Romania		862			862	7%	Turkey		896			896	7%

4.	Spain		642			642	5%	Cyprus			621		621	5%
5.	Cyprus			619		619	5%	Poland		476			476	4%
6.	Région Wallonne		495			495	4%	Crédit Agricole		461			461	4%
7.	Crédit Agricole		493			493	4%	Région Wallonne		440			440	3%
8.	Poland		463			463	4%	UniCredit		311			311	2%
9.	PKO Bank		313			313	2%	CaixaBank		308			308	2%
10.	CaixaBank		306			306	2%	Intesa Sanpaolo		298			298	2%

	Sub-total		4,648	1,603		6,251	50%	Sub-total		4,175	1,843		6,017	48%

	Others	1,929	3,288	1,098	1.4	6,317	50%	Others	1,904	3,134	1,526	1.1	6,564	52%

	Total	1,929	7,936	2,701	1.4	12,568	100%	Total	1,904	7,309	3,368	1.1	12,582	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2014

• Financing commitments

Financing commitments correspond to approved projects still awaiting financing and for which a framework loan agreement has been signed. Financing commitments decreased slightly during the year and amounted to € 2.9 billion at 31 December 2014. Financing commitments rated investment grade represented 70.5% of the total portfolio, compared to 73.4% at end 2013.

The table below highlights the share of financing commitments belonging to the counterparties of the eurozone:

							In million euros
	2014					2013
	AAA/AA	A/BBB	BIG	No risk	Total	AAA/AA	A/BBB	BIG	No risk	Total
Eurozone countries
France	50	314			364		325			325
Slovak Republic		193			193		23			23
Spain		190			190		305			305
Germany	179	6			185	205	2			207
Portugal			170		170			170		170
Austria[1]		148			148		188			188
Cyprus			142		142			177		177
Finland	60	50			110
Belgium	50				50	150	143			293
Ireland		21			21
Slovenia		20			20		20			20
Italy		3			3

Sub-total	339	945	312		1,596	355	1,005	347		1,707

Others		737	535	0.7	1,273		902	473	1.2	1,375

Total	339	1,681	847	0.7	2,868	355	1,906	820	1.2	3,082

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

[1]	Non CEB’s Member State: guarantee to be received

• Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and financial assets available for sale. Securities in both portfolios are essentially denominated in euro, i.e. 96.9% of the total securities portfolios.

The table below highlights securities portfolios belonging to the eurozone and displays the breakdown by ratings of the outstanding nominal value of each of these portfolios:

					In million euros
	2014				2013
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Financial assets held to maturity
France	1,327			1,327	1,373			1,373
Portugal			200	200			200	200
Netherlands	182			182	182			182
Germany	175			175	134			134
Italy		160		160		160		160
Finland	76			76	50			50
Austria	53			53	47			47
Luxembourg	42			42	42			42
Spain		40		40		50		50
Ireland		10		10		10		10
Belgium	10			10	10			10
Other countries	378			378	230			230

Sub-total	2,242	210	200	2,652	2,068	220	200	2,488

Financial assets available for sale
France	446	693		1,139	482	698		1,180
Germany	764	240		1,004	140	250		390
Netherlands	532			532	908			908
Spain		65		65		63		63
Austria	36			36	35			35
Belgium	10			10	10			10
Other countries	398	1,435		1,833	503	1,335		1,838

Sub-total	2,185	2,433		4,617	2,079	2,346		4,425

Total	4,427	2,643	200	7,269	4,147	2,566	200	6,913

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2014

• Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

In all cases, derivatives transactions require prior credit clearance of the issuer counterparty by the Finance & Risk Committee and the signing of a framework agreement (for example, ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support Annex) collateral agreement with the CEB. All swap transactions are valued at their net present value and positions per counterparty are monitored periodically so that additional collateral can be obtained if necessary.

At 31 December 2014, the derivatives’ credit risk exposure included swaps add-on for € 569 million and non-covered NPV (Net Present Value) after credit enhancement of € 64 million. The Bank received collateral cash deposits: 72% and sovereign securities: 28% (US Treasury bonds, France OAT and German Treasury bonds). The CEB signed CSA collateral agreement with all of its counterparties involved in swap activities, as in 2013.

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

							In million euros
	2014					2013
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	5,334	12,072	5,598	2,537	25,540	4,043	13,029	4,291	2,434	23,797
Currency-rate swaps	4,783	9,219	1,188	553	15,743	3,901	10,947	903	595	16,346
Interest-rate swaps	550	2,853	4,410	1,983	9,797	143	2,082	3,388	1,839	7,451
thereof: collateralised (b)	5,334	12,072	5,598	2,537	25,540	4,043	13,029	4,291	2,434	23,797
(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

2. Market risk: FX, interest rate and liquidity risks

2.1. Managing balance sheet exposures

Management of the balance sheet is carried out by the ALM department under the authority of the Chief Financial Officer. It is based notably on an analysis of indicators for managing the risks incurred by all the CEB’s activities. These risks are:

•	FX risk, stemming from unfavourable variations in FX rates,

•	interest rate risk, stemming from asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings) and their reset frequencies,

•	liquidity risk, defined as the risk of being unable to meet one’s commitments or of being unable to unwind a position on account of unfavourable market conditions.

The ALM Department issues regular reports on the currency, interest rate and liquidity risks incurred by the CEB. Within the framework of normal and stressed market conditions, it evaluates in particular:

•	the CEB’s exposure to rate variations,

•	the level of sensitivity of the Net Present Value (NPV),

•	the level of sensitivity of the Net Interest Margin.

lt also produces analyses of the projected liquidity situation, before and after stress.

2.2. Management principles

Within the ambit of its operations (loans, securities, borrowings, treasury operations), the CEB is exposed to FX, interest rate and liquidity risks.

a) Managing FX and interest rate risks

The key principle adopted is the almost systematic hedging of positions in order to maintain interest rate risks and currency risks as low as possible. The CEB manages its overall balance sheet at variable rates (except for its Held-To-Maturity asset portfolio), either directly or through hedging swaps.

It therefore resorts to derivatives, mainly currency exchange and interest rate contracts. It uses these instruments within the ambit of micro-hedging or macro-hedging operations:

FINANCIAL STATEMENTS 2014

•	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing),

•	Macro-hedging operations: derivatives used to cover global market risks measured through an evaluation of the balance sheet.

At 31 December 2014, currency exchange and interest rate contracts were used exclusively as micro-hedging.

b) Managing liquidity risk

The CEB’s principal objective is to meet its commitments fully and punctually. The liquidity risk is prudently managed because, unlike commercial banks, the CEB has no deposits, neither does it have access to refinancing by the Central Bank.

The liquidity risk is assessed by generating static and dynamic liquidity gaps and by calculating the projected liquidity ratio according to different stress scenarios: various levels of counterparty default according to their rating for loans and/or securities, discounts on securities for resale, partial or total default on loans and securities by all counterparties from a given country, absence of opportunities for refinancing.

The CEB’s refinancing and investment policies, which are adjusted according to liquidity risk assessments, enable the Bank to meet its commitments and to respect the limits of its steering ratios, even in the case of a very unfavourable scenario.

2.3. Assessing FX, interest rate and liquidity risks

a) Measuring FX risk

The CEB hedges any exposure to an FX risk, the residual risk stemming from cumulated results in currencies other than the euro. The risk is systematically hedged on a monthly basis. At the end of each month, the Bank produces an accounting statement of its results per currency and converts them into euros; any position with a countervalue in excess of € 1 million is reduced through spot currency purchase or sale.

						In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2014	Assets	Liabilities	Derivative instruments	Net position 2013
Japanese Yen	30,321	52,162	22,558	717	32,283	76,806	45,181	658
US Dollar	400,723	10,293,133	9,892,645	235	1,118,370	10,742,436	9,624,823	757
Canadian Dollar	181,248	17,207	(163,895)	146	204,609	9,189	(195,278)	142
Pound Sterling	126,563	1,886,108	1,759,566	21	110,241	1,393,990	1,283,796	47
Other currencies	936,589	2,340,224	1,403,861	226	1,118,719	3,527,732	2,409,289	276

Total	1,675,444	14,588,834	12,914,735	1,345	2,584,222	15,750,153	13,167,811	1,880

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

b) Measuring interest rate risk

Because of the principle of micro-hedging adopted on its positions, the CEB’s exposure to interest rate risk is small.

The ALM Department assesses the interest rate risk in terms of volume (rate gap), margin (sensitivity of the Net Interest Margin), and value (sensitivity of the Net Present Value).

The CEB’s Net Interest Margin is little exposed to market fluctuations because the Bank’s assets and liabilities are rate matched. In particular, the Bank’s available equity is invested in a Held-To-Maturity security portfolio. This portfolio is made up of fixed-rate securities, generally long-term, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the date of purchase.

Amounts allocated to the Social Dividend Account (SDA) and amounts equivalent to the pension commitments are also invested in the Held-To-Maturity security portfolio.

FINANCIAL STATEMENTS 2014

• Appraising interest rate risk hedging

The table below shows the CEB’s overall balance-sheet operations as at 31 December 2014. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the effect of interest rate risk hedging.

							In thousand euros
	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	13,403,660	107,760	13,511,420	(5,102,684)	195,870	(4,906,814)	8,300,976	303,630	8,604,606
Scheduled outstanding	10,278,051	107,760	10,385,811	(5,102,684)	195,870	(4,906,814)	5,175,367	303,630	5,478,997
Non scheduled outstanding	3,125,609		3,125,609				3,125,609		3,125,609
Variable rate	11,862,771	8,504	11,871,275	5,063,284	6,216	5,069,500	16,926,055	14,720	16,940,775

Total assets	25,266,431	116,264	25,382,695	(39,400)	202,086	162,686	25,227,031	318,350	25,545,381

Liabilities
Fixed rate	(24,598,139)	(195,871)	(24,794,010)	18,945,379	(54,212)	18,891,167	(5,652,760)	(250,083)	(5,902,843)
Scheduled outstanding	(18,946,791)	(195,871)	(19,142,662)	18,945,379	(54,212)	18,891,167	(1,412)	(250,083)	(251,495)
Non scheduled outstanding	(5,651,348)		(5,651,348)				(5,651,348)		(5,651,348)
Variable rate	(1,809,322)	(343)	(1,809,665)	(17,824,079)	(8,794)	(17,832,873)	(19,633,401)	(9,137)	(19,642,538)
Scheduled outstanding	(528,891)	(342)	(529,233)	(17,824,079)	(8,794)	(17,832,873)	(18,352,970)	(9,136)	(18,362,106)
Non scheduled outstanding	(1,280,431)	(1)	(1,280,432)				(1,280,431)	(1)	(1,280,432)

Total liabilities	(26,407,461)	(196,214)	(26,603,675)	1,121,300	(63,006)	1,058,294	(25,286,161)	(259,220)	(25,545,381)

The outstanding fixed-rate assets before hedging amount to € 13 404 million, hedging instruments allow the exposure to drop to € 8 301 million.

This exposure of € 8 301 million after hedging consists of:

•	scheduled outstandings (€ 5 175 million), mainly short-term deposits (€ 2 077 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate Held-To-Maturity securities portfolio (€ 2 809 million) and marginally unhedged fixed rate loans (€ 221 million).

•	non scheduled outstandings (€ 3 126 million), in particular swap valuations that, by nature, cannot be covered.

Reciprocally, the fixed-rate liability exposure of € 24 598 million before hedging is reduced to € 5 653 million after hedging.

This exposure of € 5 653 million after hedging consists almost exclusively of:

•	non scheduled outstanding (€ 5 651 million):

•	available equity, Social Dividend Account and provision for pension commitments (€ 2 810 million)

•	swap valuations (€ 1 870 million) and borrowing valuations (€ 823 million) that, by nature, cannot be covered.

The difference between fixed rate assets and liabilities after hedging amounts to € 2 702 million, mainly made up of short-term deposits that are represented at fixed rate. Their low duration allows each to be renewed closer to market in terms of interest rates. Consequently, the residual interest rate risk is low and interest rate risk hedging on the CEB’s overall balance sheet is highly effective.

• Measuring the sensitivity of the Net Interest Margin to interest rate risk

The ALM Department studies the level of Net Interest Margin for the coming year based on certain interest rate scenario assumptions (+10 bps and +100 bps).

The sensitivity of the Net Interest Margin measures the variation in the net interest margins over one year following the reporting date in the case of a uniform increase of 10 bps and 100 bps applied to all interest rate curves.

FINANCIAL STATEMENTS 2014

Calculation method

The Net Interest Margin sensitivity is calculated dynamically, on the basis of the following hypotheses:

•	volume of new activity for 2015 on the main balance sheet items,

•	characteristics of the new activity (in fine or linear amortizing rule, maturity, projected spread, etc.). In particular, future rates on contracts stem from forward rates calculated at the reporting date increased by assumptions on interest rate spreads for each balance sheet item.

A dedicated tool enables us to:

•	create simulated contracts on the basis of new activity assumptions,

•	generate cash-flows on all contracts (stock of operations and new activity),

•	determine the volume of cash-flows to invest or borrow in order to adjust the balance sheet on a monthly basis in the coming year.

In fine, the Net Interest Margin at the end of 2015 and its sensitivity to rate shocks are determined on the basis of a balanced forecast balance sheet.

Result

	In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast 2015 Net Interest Margin as at 31/12/2014	(389)	(3,572)

Analysis of the result

Based on the balance sheet at 31 December 2014 and the new business assumptions, the Net Interest Margin would decrease by € 0.4 million if interest rates increased by 10 bps. It would fall by € 3.6 million if interest rates increased by 100 bps.

It will be recalled that sensitivity to changes in interest rates applies mainly to floating rate operations (loans/borrowings and treasury operations). In effect, for fixed rate operations, only future transactions are sensitive to changes in interest rates whereas stock operations are not sensitive to such changes.

Given the low balance sheet exposure to interest rate changes, the sensitivity of the Net Interest Margin is low.

In summary, the low unfavourable exposure of the Net Interest Margin to an increase in interest rates shows that:

•	the policy of hedging changes in market interest rates implemented by the Bank is effective,

•	the CEB’s 2015 Net Interest Margin remains negatively exposed to rising interest rates.

c) Measuring liquidity risk

The level of the Bank’s liquidity must comply with a prudential liquidity ratio and a short-term liquidity ratio (see prudential ratios).

Liquidity is monitored by means of a whole range of indicators that provide an overall view of the risk incurred. These indicators include quarterly stress tests, for example:

a)	counterparty default scenarios, based on counterparty credit ratings or a defined country risk,

b)	scenarios including discount on securities held by the CEB for resale,

c)	scenarios based on a lack of opportunities for refinancing,

d)	combinations of scenarios.

Consequently, the CEB’s liquidity needs are evaluated according to several scenarios. These liquidity needs correspond to the projected liquidity in each given scenario. They are compared to the Bank’s “liquidity-cushion” corresponding to its liquid assets.

a)	Counterparty default scenarios

The liquidity requirement is projected taking into account borrower default. In accordance with the logic applied from Basel II/Basel III and its differentiated approach to risk, borrower default is calculated on the basis of outstanding loans, weighted by the default probability rates published by the rating agencies for a given maturity and rating class. An internal rating is assigned to counterparties not rated by the rating agencies.

The CEB also evaluates the financial impact of catastrophic scenarios in which the probability of default applied to Below Investment Grade borrowers is 100% without any possibility of recovery.

Finally, selective “country” scenarios evaluate the increased need for liquidity resulting from a partial or total default of counterparties coming from the same country.

FINANCIAL STATEMENTS 2014

b)	Scenarios including discount on securities held by the CEB for resale

The CEB’s liquidity cushion is reduced by applying a discount on Available-For-Sale and Held-To-Maturity securities.

c)	Scenarios based on a lack of opportunities for refinancing

The CEB’s liquidity needs are assessed by taking into account transactions from the stock and operations from the new activity (including lending activity) without refinancing.

d)	Combinations of scenarios

The scenarios combine, for example, a reduction in the liquidity cushion resulting from the discounts applied on securities with an increase in liquidity needs due to counterparty defaults.

In summary, the stress scenarios described above are used to assess the period during which the CEB, subjected to various adverse events, can meet its obligations while respecting the minimum imposed by its liquidity ratio.

By estimating survival horizons and variations in indicators under different stress scenarios, the CEB can manage its liquidity by adjusting its policy for short-term and long-term refinancing.

FINANCIAL STATEMENTS 2014

d) Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2014 and 31 December 2013 is shown below:

						In thousand euros
	Current outstanding			Non-current outstanding		Total
31 December 2014	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	203,897					203,897
Available-for-sale financial assets	384,711	625,731	1,848,256	1,402,775	630,529	4,892,001
Loans and advances to credit institutions and to customers
Loans	37,702	213,466	1,175,352	6,344,845	5,954,665	13,726,030
Advances	1,599,181	700,074				2,299,255
Financial assets held to maturity	9,985	100,722	183,055	972,585	2,332,878	3,599,225

Sub-total of assets	2,235,476	1,639,993	3,206,662	8,720,205	8,918,071	24,720,407
Liabilities
Amounts owed to credit institutions and to customers	157,714	126	128	47,503	53,637	259,109
Debt securities in issue	829,833	1,060,556	3,323,785	11,554,998	4,343,847	21,113,018
Deposits of guarantees received	1,122,720					1,122,720
Social Dividend Account (SDA)	70,296					70,296

Sub-total of liabilities	2,180,562	1,060,682	3,323,912	11,602,502	4,397,484	22,565,142
Off-balance sheet
Financing commitments	169,000	180,000	950,000	1,107,271	461,879	2,868,150
Term financial instruments
To be received	847,758	1,181,878	3,481,528	10,459,759	1,881,539	17,852,461
To be paid	(708,013)	(1,019,548)	(3,023,677)	(9,411,402)	(1,904,617)	(16,067,257)

Sub-total of off-balance sheet	308,745	342,330	1,407,851	2,155,628	438,801	4,653,355

Total by maturity 2014	363,659	921,641	1,290,600	(726,668)	4,959,388	6,808,620

						In thousand euros
	Current outstanding			Non-current outstanding
31 December 2013	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	286,640					286,640
Available-for-sale financial assets	781,540	547,638	1,393,956	1,294,919	701,229	4,719,282
Loans and advances to credit institutions and to customers
Loans	30,191	219,584	1,476,624	6,048,396	6,075,913	13,850,708
Advances	1,328,928	1,333,389	145,375			2,807,693
Financial assets held to maturity	11,495	91,952	176,110	1,011,638	2,158,971	3,450,167

Sub-total of assets	2,438,794	2,192,564	3,192,065	8,354,954	8,936,114	25,114,489
Liabilities
Amounts owed to credit institutions and to customers	127,063	130	158	34,497	67,247	229,095
Debt securities in issue	1,000,649	1,118,554	2,943,307	12,710,284	3,224,838	20,997,631
Deposits of guarantees received	401,659					401,659
Social Dividend Account (SDA)	73,906					73,906

Sub-total of liabilities	1,603,278	1,118,684	2,943,465	12,744,781	3,292,084	21,702,292
Off-balance sheet
Financing commitments	113,900	222,680	1,115,420	1,164,961	464,894	3,081,855
Term financial instruments
To be received	782,702	689,166	3,179,385	12,239,439	1,635,026	18,525,718
To be paid	(800,849)	(524,285)	(2,937,736)	(12,029,670)	(1,708,427)	(18,000,968)

Sub-total of off-balance sheet	95,753	387,561	1,357,069	1,374,730	391,492	3,606,605

Total by maturity 2013	931,269	1,461,440	1,605,669	(3,015,097)	6,035,521	7,018,802

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

FINANCIAL STATEMENTS 2014

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

The operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes the legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee recommendations and best practices, the Bank is committed to constantly assessing its operational risk and to implementing the appropriate preventive measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management and the Directors of the Directorates, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates.

In close cooperation with the various business lines, the Operational Risk Department is in charge of establishing the Bank’s operational risks map. The whole framework is centrally managed using ORICA tool; the risks and their evaluation following a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in this tool in order to ensure the efficiency of the control framework and to refine the evaluation of the risks in terms of impact and probability.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to design a procedure and control map. A dedicated intranet site (MEGA) was implemented to give access to all procedures to all staff.

To hedge against a disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This BCP comprises a crisis management plan, an underlying technical framework as well as business line specific plans. In 2013, the Operational Risk Department completely redesigned this Plan, supported by a range of scenarios. In 2014, further to this review, the Bank has restructured the technical architecture of its contingency plan (data centers, back up positions, telecommuting solutions) and streamlined its Crisis Management Plan.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach. The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to equity defined as paid-in capital, reserves, gains or losses recognized directly in equity and profit of the year.

At 31 December 2014, the operational risk charge amounted to € 24.0 million, up from € 22.7 million at end 2013.

4. Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or Non-Member State of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any State becoming a member of the Bank shall confirm in its declaration its intention:

•	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

•	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a Member State are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received this kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

FINANCIAL STATEMENTS 2014

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. With regard to the callable capital, it is worth mentioning that the Bank has never called any capital.

For CEB’s detailed capital situation as at 31 December 2014 please refer to appendix Note M “Capital”.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organized around various ratios (see paragraph 5 below).

5. Prudential framework

Although the CEB follows the recommendations of the Basel Committee under the Basel II/III, its prudential framework is based on its own ratios and is internal to the Bank. The CEB’s revised prudential framework in force since 1 January 2014 is organised around three main pillars: capital adequacy, liquidity and leverage through six prudential indicators (ratios).

•	Capital adequacy ratio (CAR Basel II/III) under the Standardised Approach ensures that CEB’s prudential equity can absorb a reasonable amount of any potential loss arising from its activity and reflects the total risks actually incurred. This ratio is calculated as follows:

Capital adequacy ratio =	Prudential equity
Risk weighted assets

•	Risk weighted assets: S [(loans, financing commitments, securities, deposits, derivatives) x risk-weighted factor based on external indicators of credit, market and operational risk]

•	Prudential equity: paid-in capital, reserves and net profit

The capital adequacy ratio, which fixes the minimum requirement on prudential equity at 10.5% of the CEB’s risk-weighted assets, improved during the year from 22.6% estimated at 31 December 2013 to 25.5% at 31 December 2014, since the total risk-weighted assets decreased, while the CEB’s prudential equity continued to increase.

•	Gearing ratio (GR) provides a clearer picture of the volume of loans outstanding in comparison with other MDBs, thus allowing for comparability with other IFIs. This ratio is calculated as follows:

Gearing ratio =	Outstanding loans after swaps and guarantees
Own funds

•	Own funds: subscribed capital, reserves and net profit

The limit is fixed at 2.5 times of CEB’s own funds, i.e. € 18.8 billion. The ratio improved during the year from 1.72 estimated at 31 December 2013 to 1.67 at 31 December 2014 due to the enhanced credit quality of the loan portfolio and to an increase in the CEB’s own funds.

•	Liquidity ratio (LR) is designed to measure the Bank’s capacity to meet its net liquidity requirements. These requirements take into account the total stock of projects awaiting financing and net cash flow for a three-year period. The Bank’s liquid assets are deposits and financial assets available for sale with a residual maturity of less than 18 months.

At 31 December 2014, the liquidity ratio, which fixes the minimum level of liquid assets at 50% of net liquidity requirements for the next three years, stood at 164.3% against 117.4% estimated at end 2013. This increase stems from a substantial decrease in net liquidity requirements compared with a slight decline in liquid assets.

•	Short-term liquidity ratio (STLR) measures the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gap” between sources (liquid assets) and uses (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, the rating and the maturity.

At 31 December 2014, the short-term liquidity ratio, which fixes the minimum level of liquid assets at 100% of net liquidity requirements for each timeframe, stood at: 456% for a 1-month period (434% estimated in 2013), 246% for a 3-month period (286% estimated in 2013), 176% for a 6-month period (191% estimated in 2013) and 122% for the 1-year period (145% estimated in 2013).

•	Indebtedness ratio (IR) compares the total debt outstanding after swap to the CEB’s prudential equity. Total debt outstanding includes debt evidenced by a security, ECPs, bank advances and term deposit accounts, collaterals excluded. The CEB’s prudential equity is defined as paid-in capital, reserves and net profit.

FINANCIAL STATEMENTS 2014

The limit is fixed at 12 times the CEB’s prudential equity, i.e. € 31.7 billion. The ratio stood at 6.95 at 31 December 2014, down from 7.77 estimated at 31 December 2013, due to the decrease of the debt outstanding while the CEB’s prudential equity continued to increase.

•	Treasury asset ratio (TAR) compares the total financial assets after swap to the CEB’s prudential equity. Total financial assets comprise the outstanding amounts in both securities portfolios (held-to-maturity and available-for-sale) and treasury transactions not in issue (bank deposits, repos, nostro accounts), collaterals excluded. The CEB’s prudential equity is defined as paid-in capital, reserves and net profit.

The limit is fixed at 6 times the CEB’s prudential equity, i.e. € 15.8 billion. The ratio stood at 3.35 at 31 December 2014, down from 3.90 estimated at 31 December 2013, due to the decrease in financial assets while the CEB’s prudential equity continued to increase.

NOTE C—Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation technics using observable parameters.

Following the application of IFRS 13 “Fair value measurement”, the CEB had to adjust its valuation methods related to:

•	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

•	its own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA);

•	its own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

The CEB recorded a fair value adjustment of derivative instruments in the amount of € 1 075 thousand under assets for the DVA and of € 1 343 thousand under liabilities for the CVA. These adjustments are recorded by counterparty of income statement. None of the debt securities in issue being accounted for at market value, the OCA amount equals to zero.

The following table represents the fair value of these financial instruments.

				In thousand euros
	31/12/2014		31/12/2013
	Positive market value	Negative market value	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,994	(75)	3,235	(378)
Foreign exchange derivative instruments	1,264,502	(176,012)	438,726	(655,912)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	1,075
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment—CVA)		(1,343)

Total	1,275,571	(177,430)	441,961	(656,290)

Hedging derivative instruments
Interest rate derivative instruments	666,858	(574,435)	372,533	(309,117)
Foreign exchange derivative instruments	437,031	(79,830)	576,470	(91,551)

Total	1,103,889	(654,265)	949,003	(400,668)

FINANCIAL STATEMENTS 2014

NOTE D—Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

					In thousand euros
31 December 2014	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value
Assets
Cash in hand, balances with central banks			203,897	203,897	203,897
Financial assets at fair value through profit or loss	1,275,571			1,275,571	1,275,571
Hedging derivative instruments	1,103,889			1,103,889	1,103,889
Available-for-sale financial assets		4,806,719		4,806,719	4,806,719
Loans and advances to credit institutions and to customers			15,290,800	15,290,800	15,290,800
Financial assets held to maturity			2,812,026	2,812,026	3,304,090

Total financial assets	2,379,460	4,806,719	18,306,723	25,492,902	25,984,966

Liabilities
Financial liabilities at fair value through profit or loss	177,430			177,430	177,430
Hedging derivative instruments	654,265			654,265	654,265
Amounts owed to credit institutions and to customers			257,789	257,789	257,789
Debt securities in issue			20,472,364	20,472,364	20,545,501
Social Dividend Account (SDA)			70,296	70,296	70,296

Total financial liabilities	831,695		20,800,449	21,632,144	21,705,281

					In thousand euros
31 December 2013	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value
Assets
Cash in hand, balances with central banks			286,640	286,640	286,640
Financial assets at fair value through profit or loss	441,961			441,961	441,961
Hedging derivative instruments	949,003			949,003	949,003
Available-for-sale financial assets		4,548,774		4,548,774	4,548,774
Loans and advances to credit institutions and to customers			15,576,114	15,576,114	15,576,114
Financial assets held to maturity			2,630,983	2,630,983	2,823,405

Total financial assets	1,390,964	4,548,774	18,493,737	24,433,475	24,625,897

Liabilities
Financial liabilities at fair value through profit or loss	656,290			656,290	656,290
Hedging derivative instruments	400,668			400,668	400,668
Amounts owed to credit institutions and to customers			227,128	227,128	227,128
Debt securities in issue			20,087,248	20,087,248	20,087,208
Social Dividend Account (SDA)			73,906	73,906	73,906

Total financial liabilities	1,056,958		20,388,282	21,445,240	21,445,200

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2014 and 2013.

FINANCIAL STATEMENTS 2014

NOTE E—Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB had adjusted its risk valuation methods by including counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets.

Level 2: financial instruments measured using valuation techniques based on observable parameters.

Level 3: financial instruments measured using valuation techniques that include unobservable parameters. This level includes:

•	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available. They were valued at par.

•	derivative instruments covering structured issues whose valuation requires complex models and is notably sensitive to unobservable market data.

•	loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value.

Financial instruments, measured at their fair values, are presented in the table below:

				In thousand euros
31 December 2014	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	203,897			203,897
Financial assets at fair value through profit or loss		1,275,571		1,275,571
Hedging derivative instruments		1,103,061	828	1,103,889
Available-for-sale financial assets	4,140,581	666,138		4,806,719
Loans and advances to credit institutions and to customers			15,290,800	15,290,800
Financial assets held to maturity	3,304,090			3,304,090

Total financial assets	7,648,568	3,044,770	15,291,628	25,984,966

Liabilities
Financial liabilities at fair value through profit or loss		177,430		177,430
Hedging derivative instruments		654,265		654,265
Amounts owed to credit institutions and to customers	157,714	100,075		257,789
Debt securities in issue	19,678,992	849,136	17,373	20,545,501
Social Dividend Account (SDA)	70,296			70,296

Total financial liabilities	19,907,002	1,780,906	17,373	21,705,281

				In thousand euros
31 December 2013	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	286,640			286,640
Financial assets at fair value through profit or loss		441,961		441,961
Hedging derivative instruments		949,003		949,003
Available-for-sale financial assets	4,548,774			4,548,774
Loans and advances to credit institutions and to customers			15,576,114	15,576,114
Financial assets held to maturity	2,823,405			2,823,405

Total financial assets	7,658,819	1,390,964	15,576,114	24,625,897

Liabilities
Financial liabilities at fair value through profit or loss		656,290		656,290
Hedging derivative instruments		400,668		400,668
Amounts owed to credit institutions and to customers	127,063	100,065		227,128
Debt securities in issue	17,942,213	2,103,102	41,893	20,087,208
Social Dividend Account (SDA)	73,906			73,906

Total financial liabilities	18,143,182	3,260,125	41,893	21,445,200

FINANCIAL STATEMENTS 2014

NOTE F—Offsetting financial assets and financial liabilities

At 31 December 2014, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (collateral received in form of cash or securities under collateral agreements or loan guarantees), as required by the amendment to IFRS 7.

				In thousand euros
31 December 2014	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	12,991,603		(725,360)	12,266,243
Derivative instruments	2,379,460	(1,122,720)	(451,102)	805,638
Other assets not subject to offsetting	10,174,318			10,174,318

Total assets	25,545,381	(1,122,720)	(1,176,462)	23,246,199

Liabilities
Derivative instruments	831,695			831,695
Deposits of guarantees received	1,122,721	(1,122,720)		1
Other liabilities not subject to offsetting	21,045,491			21,045,491

Total liabilities	22,999,907	(1,122,720)		21,877,187

				In thousand euros
31 December 2013	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	12,769,265		(560,475)	12,208,790
Derivative instruments	1,390,964	(401,659)	(348,269)	641,036
Other assets not subject to offsetting	10,324,563			10,324,563

Total assets	24,484,792	(401,659)	(908,744)	23,174,389

Liabilities
Derivative instruments	1,056,958			1,056,958
Deposits of guarantees received	401,704	(401,659)		45
Other liabilities not subject to offsetting	20,566,133			20,566,133

Total liabilities	22,024,795	(401,659)		21,623,136

FINANCIAL STATEMENTS 2014

NOTE G—Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

		In thousand euros
Breakdown of loans by category of borrower	31/12/2014	31/12/2013
Loans to credit institutions
Loans	7,339,202	7,261,796
Interest receivable	18,393	15,652
Unpaid receivables	1,278	1,074
Depreciation of loans to credit institutions (*)	(1,878)	(1,875)

Sub-total	7,356,995	7,276,647
Loans to customers
Loans	5,228,337	5,320,134
Interest receivable	21,927	22,889

Sub-total	5,250,264	5,343,023
Value adjustment of loans hedged by derivative instruments	384,344	149,595

Total loans	12,991,603	12,769,265

Other advances
Advances repayable on demand	221,955	121,277
Advances with agreed maturity dates or periods of notice	2,077,214	2,684,755

Sub-total	2,299,169	2,806,032
Interest receivable	28	817

Total other advances	2,299,197	2,806,849

(*)	Change in this balance concerns accrued interest of an impaired loan

At 31 December 2014, loans are guaranteed up to the amount of € 5 403 million (31 December 2013: € 4 713 million). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2014

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower country, whether subsidised or not by the Social Dividend Account, is included in the table below.

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrowers’ country location	31/12/2014%		31/12/2013%		31/12/2014	31/12/2013
Poland	1,715,502	13.65	1,632,722	12.98	317,095	313,245
Spain	1,532,463	12.19	1,308,527	10.40	190,000	305,000
Turkey	1,176,544	9.36	1,033,345	8.21	289,789	410,480
France	1,133,588	9.02	1,134,597	9.02	191,500	299,500
Hungary	985,969	7.85	1,228,391	9.76	38,180	19,878
Romania	880,880	7.01	916,478	7.28	308,979	327,879
Belgium	823,656	6.55	681,737	5.42	50,000	227,500
Germany (1)	640,522	5.10	651,545	5.18	179,000	205,000
Cyprus	618,903	4.92	620,558	4.93	142,049	177,049
Italy (2)	434,005	3.45	621,549	4.94	3,150
Croatia	280,741	2.23	286,177	2.27	144,076	163,587
Finland	279,292	2.22	278,542	2.21	110,000
Portugal	222,745	1.77	418,288	3.32	170,000	170,000
Czech Republic	196,516	1.56	85,926	0.68	85,000	50,000
Denmark	186,667	1.49	205,000	1.63
Slovak Republic	183,075	1.46	150,397	1.20	192,500	87,500
Iceland	182,893	1.46	188,912	1.50
Lithuania	141,700	1.13	145,851	1.16
Ireland	117,689	0.94	104,204	0.83	21,000
Slovenia	115,761	0.92	121,074	0.96	20,000	20,000
Serbia	111,927	0.89	98,305	0.78	132,405	133,661
Sweden	107,935	0.86	130,739	1.04
Albania	106,789	0.85	109,292	0.87	4,142	4,142
Bulgaria	88,631	0.71	86,130	0.68	30,000	25,000
Latvia	83,107	0.66	104,175	0.83
“the former Yugoslav Republic of Macedonia”	67,133	0.53	55,214	0.44	89,674	97,471
Bosnia and Herzegovina	53,929	0.43	58,091	0.46	86,600	32,300
Malta	37,850	0.30	47,950	0.38
Estonia	23,245	0.18	26,164	0.21
Moldova (Republic of)	22,626	0.18	20,147	0.16	48,597	12,664
Montenegro	9,079	0.07	9,079	0.07	10,000
Georgia	6,177	0.05			14,414
Greece			22,709	0.18
San Marino			116	0.01

Total	12,567,539	100.00	12,581,931	100.00	2,868,150	3,081,854

(1)	of which € 172 million outstanding in favour of target countries as at 31 December 2014 (31 December 2013 : € 165 million)
(2)	of which € 290 million outstanding in favour of target countries as at 31 December 2014 (31 December 2013 : € 445 million)

FINANCIAL STATEMENTS 2014

Loans outstanding and financing commitments by sector of action

						In thousand euros
	Outstanding				Financing commitments
Breakdown by sector-based activities	31/12/2014%		31/12/2013%		31/12/2014	31/12/2013
Strengthening social integration
Aid to refugees, migrants and displaced populations	139,520		97,201		60,680	22,180
Social housing for low-income persons	2,284,876		2,364,054		237,464	370,700
Improvement of living conditions in urban and rural areas	1,729,087		1,756,098		334,366	400,908

Sub-total	4,153,483	33	4,217,353	34	632,510	793,788
Managing the environment
Natural or ecological disasters	758,203		777,695		178,621	276,621
Protection of the environment	1,934,432		1,987,185		497,805	632,605
Protection and rehabilitation of the historic and cultural heritage	156,201		190,279		27,700	30,944

Sub-total	2,848,836	23	2,955,159	23	704,126	940,170
Supporting public infrastructure with a social vocation
Education and vocational training	1,445,188		1,537,999		419,198	349,735
Health	903,449		923,343		194,417	245,391
Infrastructure of administrative and judicial public services	106,859		20,863		115,304	70,745

Sub-total	2,455,496	19	2,482,205	20	728,919	665,871
Supporting micro, small and medium-size entreprises (MSMEs)
Supporting micro, small and medium-size entreprises (MSMEs)	3,109,724		2,927,214		802,595	682,025

Sub-total	3,109,724	25	2,927,214	23	802,595	682,025

Total	12,567,539	100	12,581,931	100	2,868,150	3,081,854

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location.

				In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2014	31/12/2013	31/12/2014	31/12/2013
Turkey	250,000	210,000		40,000
Romania	248,999	279,582	12,621	12,621
Poland	125,929	95,627	134,000	174,000
Albania	100,486	103,024	4,142	4,142
Hungary	99,920	136,607	680	1,180
Croatia	36,368	55,156
Bosnia and Herzegovina	32,342	17,985	73,600	19,300
Serbia	25,172	27,032
Moldova (Republic of)	22,626	20,146	9,597	12,664
Bulgaria	8,968	9,934
“the former Yugoslav Republic of Macedonia”	7,747	7,747	17,603	17,603
Lithuania	4,344	4,344
Slovak Republic	657	2,420

Total	963,558	969,604	252,243	281,510

The interest rate subsidies are presented in the Note K.

FINANCIAL STATEMENTS 2014

NOTE H—Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2014	36,344	18,572	5,437	5,638	65,991
Additions		1,786	819	1,375	3,980
Other movements		(78)	88	(10)

At 31 December 2014	36,344	20,280	6,344	7,003	69,971

Depreciation
At 1 January 2014		(14,082)	(4,196)	(2,967)	(21,245)
Charge for the year		(892)	(668)	(997)	(2,557)

At 31 December 2014		(14,974)	(4,864)	(3,964)	(23,802)

Net book value

At 31 December 2014	36,344	5,306	1,480	3,039	46,169

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2013	36,344	18,320	7,251	8,428	70,343
Additions		252	775	1,079	2,106
Disposals			(2,589)	(3,869)	(6,458)

At 31 December 2013	36,344	18,572	5,437	5,638	65,991

Depreciation
At 1 January 2013		(13,184)	(6,259)	(5,991)	(25,434)
Charge for the year		(898)	(526)	(845)	(2,269)
Disposals			2,589	3,869	6,458

At 31 December 2013		(14,082)	(4,196)	(2,967)	(21,245)

Net book value

At 31 December 2013	36,344	4,490	1,241	2,671	44,746

FINANCIAL STATEMENTS 2014

NOTE I—Other assets and other liabilities

		In thousand euros
	31/12/2014	31/12/2013
Other assets
Prepaid expenses	2,252	2,228
Sundry debtors	2,464	2,165
Subscribed, called and unpaid capital and reserves to be received	1,433	2,150
Sundry assets	161	28

Total	6,310	6,571

Other liabilities
Deposits of guarantees received (*)	1,122,721	401,704
Sundry creditors	3,505	4,065
Sundry liabilities	2,210	3,008

Total	1,128,436	408,777

(*)	The Bank benefits from guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2014, the CEB received € 1 122.7 million of guarantees in form of deposits (31 December 2013: € 401.7 million) and € 1 176.5 million in form of securities (31 December 2013: € 908.7 million).

NOTE J—Amounts owed to credit institutions and to customers and debt securities in issue

		In thousand euros
	31/12/2014	31/12/2013
Amounts owed to credit institutions and to customers
Interest-bearing accounts	157,714	127,063
Borrowings and term deposits	100,000	100,000
Interest payable	75	65

Total	257,789	227,128

Debt securities in issue
Bonds	19,374,270	18,275,273
Euro Commercial Paper		922,753
Interest payable	274,876	308,394
Value adjustment of debt securities in issue hedged by derivative instruments	823,218	580,828

Total	20,472,364	20,087,248

FINANCIAL STATEMENTS 2014

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, donors are Member States of the CEB and the European Union. The exceptions being the RHP Fund and the Human Rights Trust Fund, to which the United States and the United Kingdom, respectively, contribute.

The Bank fulfils a role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the Bank may receive management fees.

CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2014, the Bank managed 31 interest-bearing accounts (2013: 34) with a total balance of € 157.7 million (2013: € 127.1 million). The resources on these accounts amount to € 349.1 million (2013: € 285.3 million) while disbursements stand at € 191.4 million (2013: € 158.2 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB distributed according to three categories:

•	Accounts funded by donor countries,

•	Accounts funded by the European Union,

•	Accounts linked to the Regional Housing Programme (RHP).

					In thousand euros
31 December 2014	Resources (1)	Disbursements (2)	Balance	Commitments to be received (3)	Commitments to be paid (3)
Accounts funded by donor countries	20,157	(14,906)	5,251		(4,714)
Accounts funded by the European Union	198,760	(161,361)	37,399	21,620	(41,945)
Accounts linked to the Regional Housing Programme (RHP)	130,148	(15,083)	115,065	49,504	(55,569)

Total	349,064	(191,350)	157,714	71,124	(102,228)

					In thousand euros
31 December 2013	Resources (1)	Disbursements (2)	Balance	Commitments to be received (3)	Commitments to be paid (3)
Accounts funded by donor countries	17,337	(11,842)	5,496	1,064	(2,555)
Accounts funded by the European Union	193,530	(142,090)	51,441	21,620	(53,303)
Accounts linked to the Regional Housing Programme (RHP)	74,420	(4,293)	70,126	20,970

Total	285,288	(158,224)	127,063	43,654	(55,858)

(1)	Consists of contributions received from donors and interest
(2)	Consists of grants disbursed to projects, fees and funds returned to donors
(3)	The commitments to be received and to be paid refer to on-going projects only

FINANCIAL STATEMENTS 2014

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

						In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2014	Balance 31/12/2013
Accounts funded by donor countries (except RHP)
Special Account Sweden: State Prison in Bosnia and Herzegovina	Embassy of Sweden	2010	2,177	(87)	2,090	1,067
Norway Trust Account (NTA): social and economic reforms in the Western Balkans countries	Norway	2003	3,204	(3,113)	91	169
Human Rights Trust Fund (HRTF): consolidation of the Rule of Law and the European system of human rights protection in Europe	Finland, Germany, Netherlands, Norway, Switzerland, United Kingdom	2008	12,732	(10,489)	2,242	3,115
Spanish Social Cohesion Account: social cohesion in Europe	Spain	2009	2,044	(1,217)	827	1,145

Sub-total Accounts funded by donor countries (except RHP)			20,157	(14,906)	5,251	5,496

Accounts funded by the European Union (except RHP)
Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)

EU Contribution - F/P 1688 BA State Prison: State Prison in Bosnia and Herzegovina	European Union	2009	4,088	(2,704)	1,385	2,544
IPF 2008 Municipal Window Special Account: investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the Instrument for Pre-Accession Assistance (IPA)	European Union	2009	9,303	(7,715)	1,587	2,383
IPA 2009 Rural Roads Albania Special Account: rural roads in Albania	European Union	2010	6,476	(3,094)	3,382	5,069
IPA 2009 Water Supply Kamza Albania Special Account: water supply and sewerage systems in Albania	European Union	2010	2,514	(804)	1,710	2,167
WBIF: communal infrastructure in Albanian Alps area	European Union	2014	1,000		1,000
WBIF: vulnerable persons living in collective accomodation in Bosnia - Herzegovina	European Union	2014	1,200	(48)	1,152
WBIF: health infrastructure in Croatia	European Union	2014	1,500	(60)	1,440
Energy Efficiency Finance Facility

Energy Efficiency Finance Facility 2006 Special Account: environmental protection and energy efficiency in Croatia, Bulgaria, Romania and Turkey	European Union	2007	23,799	(22,557)	1,242	1,905
Energy Efficiency Finance Facility 2007 Special Account: environmental protection and energy efficiency in Bulgaria, Croatia, Romania and Turkey with a focus on countries under the Instrument for Pre-Accession Assistance (IPA)	European Union	2008	5,230	(3,836)	1,394	3,472
European Neighbourhood and Partnership Instrument (ENPI ) / Neighbourhood Investment Facility (NIF)

EU Contribution—F/P 1620 MD Republican Clinical Hospital: Republican Clinical Hospital in Chisinau, Moldova	European Union	2009	95	(25)	70	77
EU Municipal Finance Facility

EU Municipal Finance Facility Special Account	European Union	2004	15,409	(14,268)	1,141	3,603
EU Municipal Finance Facility 2003 Special Account	European Union	2005	5,523	(5,004)	519	636
EU Municipal Finance Facility 2005 Special Account	European Union	2007	3,420	(38)	3,383	3,377
EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey: infrastructure projects in favour of the municipalities of 10 Central and Eastern European countries, candidate to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia)	European Union	2007	5,193	(5,193)
European Local Energy Assistance Facility (ELENA)

CEB-ELENA 2011	European Union	2011	1,003	(1,003)		995

FINANCIAL STATEMENTS 2014

						In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2014	Balance 31/12/2013
SME Finance Facility Phase 2 Special Fund
EC Contribution Fund Phare Account	European Union	2001	51,133	(47,498)	3,634	7,377
SME Finance Facility 2002 Special Account	European Union	2004	15,984	(13,799)	2,185	2,977
SME Finance Facility 2003 Special Account	European Union	2005	16,307	(10,047)	6,260	6,533
SME Finance Facility 2005 Special Account	European Union	2006	8,996	(5,455)	3,541	5,469
SME Finance Facility 2006 Special Account, Bulgaria, Croatia, Romania and Turkey: productive investment projects designed to create or safeguard jobs in SMEs located in 13 CEB member countries in Central and Eastern Europe	European Union	2007	20,586	(18,213)	2,373	2,858

Sub-total Accounts funded by the European Union (except RHP)			198,760	(161,361)	37,399	51,441

Accounts linked to the Regional Housing Programme (RHP)
RHP Fund Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Croatia, Montenegro and Serbia	USA, Turkey, European Union	2012	38,856	(3,726)	35,130	19,606
RHP Fund Sub-Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Montenegro and Serbia	Denmark, Luxembourg, Norway, Switzerland	2012	11,257	(282)	10,975	10,509
RHP Fund Country Account - BiH: Regional Housing Programme in Bosnia and Herzegovina	Germany, Italy, European Union	2012	36,930	(1,641)	35,289	22,112
RHP Fund Country Account - Croatia: Regional Housing Programme in Croatia	European Union	2013	9,292	(2,314)	6,977	4,533
RHP Fund Country Account - Serbia: Regional Housing Programme in Serbia	European Union	2013	21,973	(550)	21,423	10,721
RHP Fund Country Account - Montenegro: Regional Housing Programme in Montenegro	European Union	2013	999	(25)	974	487
Preparation of RHP and RHP Fund: setting up of the Regional Housing Programme Fund and technical assistance (1st phase)	European Union	2012	1,556	(1,556)		175
RHP Implementation : implementation of the Regional Housing Programme and technical assistance (2nd phase)	European Union	2013	9,076	(4,949)	4,127	1,824
Special Account RHP Rep of Cyprus: costs linked to the Regional Housing Programme	Cyprus	2012	50	(1)	49	49
Special Account RHP Romania: costs linked to the Regional Housing Programme	Romania	2012	50	(33)	17	36
Special Account RHP Slovak Republic: costs linked to the Regional Housing Programme	Slovak Republic	2012	40	(3)	37	36
Special Account RHP Czech Republic: costs linked to the Regional Housing Programme	Czech Republic	2013	39	(1)	38	38
Special Account RHP Hungary: costs linked to the Regional Housing Programme	Hungary	2014	30	(1)	29

Sub-total Accounts linked to the Regional Housing Programme (RHP)			130,148	(15,083)	115,065	70,126

Total Interest-bearing accounts			349,064	(191,350)	157,714	127,063

FINANCIAL STATEMENTS 2014

NOTE K—Social Dividend Account (SDA)

On 22 March 2013, the Administrative Council decided to rename the “Selective Trust Account” “Social Dividend Account” (SDA) and to broaden its scope of use.

Since this date, the SDA is used to finance four types of grants:

•	interest rate subsidies on loans granted by the Bank,

•	guarantees to support the Bank’s financing of high social impact projects,

•	technical assistance within the framework of projects financed by the CEB,

•	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 000 thousand each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

In 2013, the SDA resources (Member States account) were reallocated to the four SDA window sub-accounts.

At 31 December 2014, the breakdown of these sub-accounts is the following:

		In thousand euros
SDA windows	31/12/2014	31/12/2013
Subsidies on loans approved	39,470	40,303
Available for subsidy	6,909	9,915

Interest rate subsidies on loans	46,379	50,218
Guarantees on loans approved	3,535	1,535
Available for guarantees	6,517	8,335

Loan guarantees	10,052	9,870
Approvals for technical assistance	4,404	1,330
Available for technical assistance	5,521	8,540

Technical assistance	9,925	9,870
Approved grant contributions	20
Available for grant contributions	3,920	3,948

Grant contributions	3,940	3,948

Total	70,296	73,906

Since the creation of the SDA in 1995, the total of contributions awarded amounts to € 15.0 million.

Funding

The SDA can be funded by:

a)	contributions received from CEB’s Member States through dividends of a social nature, when the Bank’s annual profit is allocated

b)	voluntary contributions from the Bank’s Member States, upon approval by the Administrative Council

c)	voluntary contributions from Council of Europe member States and from non-member States or international institutions, upon approval by the Governing Board and the Administrative Council.

In 2014 and 2013, Member States made no allocation out of the previous year’s profit.

In compliance with the new rules adopted in March 2013, the balance of the Member States account at that date, i.e. € 50 274 thousand was split between the four windows.

FINANCIAL STATEMENTS 2014

NOTE L—Provisions

The Bank administers a pension scheme and other post-employment benefits concerning an optional health care scheme for pensioners, a fiscal adjustment scheme and, since 2013, a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2014 based on individual data as at 30 June 2014.

The following is the financial situation with respect the post-employment benefits:

			In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2014	125,717	45,061	170,778
Service cost	7,820	2,990	10,810
Past service cost (1)		(7,901)	(7,901)
Reclassification of service cost (2)	1,399	(1,399)
Interest cost related to discounted commitments	3,723	1,211	4,934
Reclassification of interest cost (2)	1,385	(1,385)

Book charge for the year	14,327	(6,484)	7,843
Changes in actuarial differences for the year	55,964	7,053	63,017
Benefits paid	(1,759)	(552)	(2,311)

Provision as at 31 December 2014	194,249	45,078	239,327

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2014	35,100	16,425	51,525
Actuarial differences from liabilities for the year - impact of data	(738)	(9,381)	(10,119)
Actuarial differences from liabilities for the year - impact of assumptions	56,702	16,538	73,240

Sub-total	55,964	7,157	63,121

Balance as at 31 December 2014	91,064	23,582	114,646

(1)	The medical care insurance contract had been negotiated during 2014. The consequence was a decrease in the employer’s contribution rate. The provision decrease due to this revision (€ 7.7 million) had been recognized as a past service gain in the 2014 income statement.
(2)	In 2014, the service cost and interest cost related to termination of service scheme were reclassified to the pension scheme.

			In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2013	120,208	39,051	159,259
Service cost	7,433	4,016	11,449
Interest cost related to discounted commitments	3,710	2,592	6,302
Provision for allowances to be paid		1,697	1,697

Book charge for the year	11,143	8,305	19,448
Changes in actuarial differences for the year	(3,700)	(2,094)	(5,794)
Benefits paid	(1,934)	(201)	(2,135)

Provision as at 31 December 2013	125,717	45,061	170,778

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2013	38,800	18,519	57,319
Actuarial differences from liabilities for the year - impact of data	662	(378)	284
Actuarial differences from liabilities for the year - impact of assumptions	(4,362)	(1,716)	(6,078)

Sub-total	(3,700)	(2,094)	(5,794)

Balance as at 31 December 2013	35,100	16,425	51,525

FINANCIAL STATEMENTS 2014

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2014	2013
Interest discount rate	1.50%	3.15%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	3.50%	4.00%
Medical care employer’s contribution rate	5.96%	9.55%
Average duration	25.13	24.25

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation—PBO) in respect of the post-employment benefits as evaluated at 31 December 2014, as well as the service cost, the interest cost and the estimated benefits for the year 2015, calculated based on a change of the discount rate assumption of +/- 0.25%:

					In thousand euros
Pension scheme	PBO 31/12/2014	Service cost 2015	Interest cost on PBO 2015	Estimated benefits 2015	PBO 31/12/2015
Discount rate +0.25%	183,134	10,990	3,181	(2,661)	194,644
Discount rate -0.25%	206,273	12,657	2,562	(2,661)	218,831

At 31 December 2014, an increase in the discount rate of +0.25% would have resulted in a decrease of the pension commitment of 5.7%. A -0.25% decrease in the discount rate would have resulted in an increase of this commitment of 6.2% at that date.

					In thousand euros
Other post-employment benefits	PBO 31/12/2014	Service cost 2015	Interest cost on PBO 2015	Estimated benefits 2015	PBO 31/12/2015
Discount rate +0.25%	42,079	2,990	730	(775)	45,024
Discount rate -0.25%	48,354	3,524	600	(775)	51,703

At 31 December 2014, an increase in the discount rate of +0.25% would have resulted in a decrease of the commitment relating to other post-employment benefits of 6.7%. A -0.25% decrease in the discount rate would have resulted in an increase of this commitment of 7.3% at that date.

FINANCIAL STATEMENTS 2014

NOTE M—Capital

Capital breakdown by Member State is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total 2014	5,472,219	4,859,802	612,417	100.000%

Total 2013	5,472,219	4,859,802	612,417

The earnings per participating certificate for 2014 amount to € 24.57 (€ 20.34 for 2013).

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand. The called capital (€ 728 thousand) and Kosovo’s contribution to the reserves (€ 2 138 thousand) are scheduled in four equal annual instalments. The table below presents detail of the two remaining instalments to be paid as at 31 December 2014:

			In thousand euros
Member	Capital	Reserves	Total
Kosovo	364	1,069	1,433

Total	364	1,069	1,433

FINANCIAL STATEMENTS 2014

NOTE N—Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note P).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

		In thousand euros
	2014	2013
Available-for-sale financial assets
Securities transactions	49,729	45,094
Hedging derivatives	(27,588)	(25,838)

Sub-total	22,141	19,256
Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	199,078	197,872
Hedging derivatives	(97,990)	(106,524)
Advances	4,950	6,136

Sub-total	106,038	97,484
Financial assets held to maturity
Securities transactions	96,314	94,204

Sub-total	96,314	94,204
Amounts owed to credit institutions and to customers
Deposits	(362)	(65)
Interest-bearing accounts	(1,861)	(1,778)

Sub-total	(2,223)	(1,843)
Debt securities in issue
Bonds	(522,555)	(600,428)
Hedging derivatives	474,836	561,248

Sub-total	(47,719)	(39,180)
Other interest expenses and similar charges	(4,935)	(6,302)

Interest margin	169,616	163,619

FINANCIAL STATEMENTS 2014

NOTE O—Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its Member States. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers’ country location	2014	2013
Poland	32,953	35,952
Romania	20,887	21,012
Turkey	20,617	19,399
Hungary	20,250	23,995
Croatia	9,649	10,043
Cyprus	7,130	6,962
Lithuania	4,906	4,383
Albania	2,792	2,822
Malta	2,036	2,516
Serbia	1,854	1,655
Latvia	1,433	1,541
Slovenia	1,405	1,442
Bosnia and Herzegovina	1,268	1,222
Slovak Republic	1,258	1,225
Bulgaria	1,121	1,288
“the former Yugoslav Republic of Macedonia”	902	843
Moldova (Republic of)	773	638
Estonia	720	801
Czech Republic	703	289
Montenegro	123	121
Georgia	22

Sub-total target countries	132,802	138,149

Belgium	21,596	16,266
Spain	11,688	8,548
Germany	7,945	8,178
France	7,413	5,525
Portugal	6,189	6,471
Italy	3,348	4,056
Iceland	1,554	1,718
Ireland	1,289	744
Finland	847	984
Greece	562	2,891
Sweden	473	684
Denmark	291	279
San Marino	3	9

Sub-total other countries	63,198	56,353

Target countries through other countries	3,078	3,370

Total	199,078	197,872

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2014

NOTE P—Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note N).

		In thousand euros
	2014	2013
Net result from fair value hedging instruments	(50,497)	(283,604)
Revaluation of hedged items attributable to hedged risks	43,065	281,332
Result from financial instruments at fair value through profit or loss	6,950	(5,151)
Revaluation of exchange positions	82	(293)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	1,075
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment—CVA)	(1,343)

Total	(668)	(7,716)

NOTE Q—General operating expenses

		In thousand euros
	2014	2013
Staff costs
Wages and salaries	19,737	22,593
Social charges and pension costs	2,418	10,824
Other general operating expenses	9,074	8,147

Total	31,229	41,564

At 31 December 2014, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 183 professional staff. At 31 December 2013: 4 appointed officials (Governor and Vice-Governors) and 183 professional staff.

NOTE R—Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2014 and the closing date of the accounts by the Governor on 24 February 2015.